EXHIBIT 10.8

EXCLUSIVE TECHNICAL AND MANAGEMENT
CONSULTING SERVICES AGREEMENT

between

Yunji Communications Technology (China) Co. Ltd

and

CECT Chinacomm Communications Co. Ltd.

ANNEX 1 LIST OF EQUIPMENTS
ANNEX 2 LIST OF COLLATERALS

This Exclusive Technical and Management Consulting Services Agreement (this “ Agreement”) is made on May 23, 2008 by and between:

(1) Yunji Communications Technology (China) Co. Ltd. (运基通信科技中国有限公司), whose registered office is at No. 18 Xihuan Nan Road, Economic and Technology Development Zone, Beijing, PRC (“Yunji”)

ON THE ONE HAND
AND

(2) CECT Chinacomm Communications Co. Ltd. (中电华通通信有限公司), whose registered office is at No.17# Building, Yuhai Yuan Er Li, Haidian District, Beijing,PRC (“Chinacomm”)

ON THE OTHER HAND

(hereinafter collectively referred to as the “Parties” and individually as a “Party”).

WHEREAS:

(i)	Chinacomm is a telecom operator which holds licenses for the use of 3.5G Hz spectrum to deploy, maintain and operate wireless broadband in 29 cities throughout China;

(ii)	Yunji is in the business of telecom technology development, technical services, consulting and training, and telecom equipments leasing;

(iii)
Chinacomm and Yunji has entered into a Equipments Lease Agreement, according to which Yunji will lease equipments and materials to Chinacomm to deploy and operate 3.5G Hz wireless broadband in 29 cities (the “ Project”) ;

(iv)	According to the Equipments Lease Agreement, Chinacomm shall appoint Yunji to provide technical services and management consulting services (the “ Services”) in relation to the procurement, installation, operation and maintainance of the Equipments (as defined in the Equipments Lease Agreement), and other Services to carry out the Project ; Yunji agrees to accept such appointment; and

(v)	Adhering to the principles of mutual benefit in accordance with Chinese laws and regulations, the Parties have decided to enter into this Agreement.

IT IS AGREED AS FOLLOWS:

1.	SCOPE OF SERVICES

1.1	Technical Services

Yunji shall provide technical services to Chinacomm in relation to:

	(a)	Architectural and engineering;

	(b)	Site acquisition and construction;

	(c)	Equipment procurement;

	(d)	IT software systems and licensing;

	(e)	Mesh point to point backhaul nodes;

	(f)	IT systems hardware;

	(g)	Project management;

	(h)	Network management systems;

	(i)	Value added platforms;

	(j)	IP transit and backhaul;

	(k)	IT solutions and systems;

	(l)	Security and redundancy;

	(m)	Network optimization;

	(n)	Billing systems;

	(o)	Training of technical staff; and

	(p)	Other technical assistance as may be agreed by the Parties.

1.2	Management Consulting Services

Yunji shall provide management consulting services to Chinacomm in the following areas:

	(a)	Business development strategy;

	(b)	Human resources recruitment management, training and personnel development policies;

	(c)	Accounting policies and systems according to International Accounting Standards and PRC Accounting Standards;

	(d)	Risk management policies and systems;

	(e)	Security policies and systems;

	(f)	Management information systems;

	(g)	Environmental compliance and monitoring systems and the observance of applicable environmental laws;

	(h)	Procurement polices and inventory management systems;

(i) Implementation of Code of Conduct for employees; and

(j) Other management assistance as may be agreed by the Parties.

1.3	License

If the performance of any of the above services requires specific qualification, license or permit under PRC law, Yunji shall obtain such qualification, license or permit promptly, or cooperate with a third party which holds such qualification, license or permit to carry out such Services in a manner that permitted by PRC law.

2.	PERSONNEL

2.1	Staffing

Yunji shall assign personnel as needed to meet its obligations under this Agreement to this Project. The personnel assigned to this Project shall have requisite skill, expertise, and experience to perform the Services.

2.2	Provision of Key Personnel

In order to assist in the performance of the Services, Yunji shall provide key technical and management personnel on short term secondment, from time to time, as may be reasonably required by Chinacomm.

2.3	Cost Recovery

Where a technical or management staff of Yunji is seconded to Chinacomm under Clause 2.2, Chinacomm shall pay Yunji for the use of the seconded staff on a full cost recovery basis, which shall include his salary, medical insurance, traveling, accommodation, lodging, pension contribution, holiday entitlement and other benefits.

3.	FEES AND EXPENSES

3.1	Retainer

During the continuance of this Agreement, Chinacomm shall pay Yunji an amount which equals to 【 】of Chinacomm’ s annual turnover (“Retainer”).  The Retainer shall be paid monthly based on Chinacomm’ s monthly turnover, and each monthly payment shall be made within twenty (20) days following the end of each month.  The Retainer will cover the Services rendered by Yunji for up to 【 】man-days for each year.  Once such amount of Services is reached for a specific year, Yunji will be entitled to charge Chinacomm additional fees, costs and expenses incurred for additional Services provided during that year in accordance with the rates set forth in Clause 3.2 below.

Any services not indicated in this Agreement shall be subject to a different quotation to be agreed by the Parties.

23.2	Additional Fees

Where in any year, the Services provided by Yunji to Chinacomm exceed 【 】man-days, for every man-day of Services in excess of 【 】man-days (the “ Excess Services”), Yunji shall be paid by Chinacomm in accordance with the following rates (for the year 2008):

(i)	Level I

	【 】	【 】/ day

(ii)	Level II

	【 】	【 】/ day

(iii)	Level III

【 】
【 】/ day

The above rates shall be reviewed annually, and the new rates shall be applicable as from the first day of each year. In case no special agreement has been reached by the Parties in this regard, such rates shall be increased in accordance with the increase of Consumer Price Index of PRC over the same period.

3.3	Expenses

In addition to the payment of fees pursuant to Clauses 3.1 and 3.2 above, Chinacomm shall reimburse Yunji for all expenses incurred by Yunji ‘s personnel, including without limitation to travelling expenses, hotel expenses, communication costs and food expenses, resulting from the provision of Services pursuant to this Agreement.

4.	INVOICE AND PAYMENTS

4.1	Invoice

Yunji shall send to Chinacomm an invoice specifying the Services rendered and Retainer payable for each specific month as soon as practicable following the end of such month. Where Excess Services are rendered or where technical and/or management staff of Yunji is seconded to Chinacomm in any month, as soon as practicable after the end of the month, Yunji shall send to Chinacomm an invoice that details the Services provided or the staff seconded and the amounts payable by Chinacomm to Yunji (the “Invoice”).

4.2	Payments

Within ten (10) Days after Chinacomm receives each Invoice, Chinacomm shall pay the amounts stated to be payable in the Invoice, without deduction, set-off or counterclaim, by wire transfer in immediately available funds to the account designated in the Invoice for such payment.

4.3	Interest on Overdue Payments

If any payment required to be made pursuant to Clause 3 is not made within thirty (30) days of receipt by Chinacomm of the relevant invoice, Chinacomm shall be liable to pay penalty to Yunji at the interest rate of 0.1% per day of the overdue amount from the date on which such payment was due until the date of full payment.

4.4	Taxes

All taxes, duties, charges and fees of any nature whatsoever in connection with Yunji’ s performance of Services under this Agreement or any payment thereunder shall be the obligation of and be paid by Chinacomm as a direct expense. Yunji shall invoice Chinacomm for such taxes and Chinacomm shall pay these taxes together with other fees and expenses stated in the invoice.

5.	ASSISTANCE OF CHINACOMM

Chinacomm shall make available all personnel, materials and information necessary, and allow access to all sites and facilities for Yunji to perform the Services.

6.	FINANCIAL RECORDS OF CHINACOMM

To determine the amount of Retainer provided in Clause 3.1 above, Chinacomm shall make all of its accounts, books, ledgers, tax statements, vouchers, invoices, receipts, contracts, and other materials available to Yunji, at any time upon Yunji’ s request. Chinacomm shall promptly reply to Yunji’ s inquiries and/or questions regarding such materials, and provide full cooperation to the auditor appointed by Yunji.

7.	EXCLUSIVITY

Chinacomm hereby undertakes that it will not, either directly or indirectly or through any other person or entity, enter into any agreement or contractual arrangement with a third party to seek any kind of technical or managerial service for the Project, without the express written consent of Yunji.

Chinacomm further undertakes that, upon Yunji’s request, it will assign whole or part of its rights and obligations under the agreements which have been entered into with third parties before the date of this Agreement regarding the provision of Services, and procure the third parties to agree with such assignment.

8.	COLLATERALS

To guarantee the performance of its payment obligations under this Agreement, Chinacomm hereby agrees to provide fibre back-bone, equipments and other assets to which it holds ownership as collaterals (“Collaterals”) to Yunji.  A list of the Collaterals are provided in Annex 4.

After the execution of this Agreement, Chinacomm shall, with the assistance of Yunji, promptly complete all the formalities required under PRC law to validate such guarantee.

9.	REPRESENTATIONS AND WARRANTIES

9.1	Yunji’s Representations and Warranties

Yunji represents and warrants to Chinacomm that:

(i) it is a corporation duly established under the laws of PRC and has full power and capacity to enter into this Agreement;

(ii) it has taken all necessary action for the corporate authorisation of its entry into this Agreement and the performance of its obligations under this Agreement;

(iii)
its execution of this Agreement and its exercise of its rights and performance of its obligations hereunder does not and will not conflict with any law or regulation applicable to it or its constitutional documents or any agreement or other instrument to which it is a party or which is binding on it or any of its assets;

	(iv)	its obligations under this Agreement are legally binding and enforceable pursuant to this Agreement ;

	(v)	it will perform the Services in accordance with (a) generally accepted industry practices; (b) all applicable PRC laws and regulations; and (c) the Order and/or Change Order; and

	(vi)	it will perform the Services in a good and workmanlike manner.

9.2	Chinacomm’s Representations and Warranties

Chinacomm represents and warrants to Yunji that:

	(i)	it is a corporation duly established under the laws of the PRC and has full power and capacity to enter into this Agreement;

	(ii)	it has taken all necessary action for the corporate authorisation of its entry into this Agreement and the performance of its obligations under this Agreement;

(iii)
its execution of this Agreement and its exercise of its rights and performance of its obligations hereunder does not and will not conflict with any law or regulation applicable to it or its constitutional documents or any agreement or other instrument to which it is a party or which is binding on it or any of its assets;

	(iv)	its obligations under this Agreement are legally binding and enforceable pursuant to this Agreement;

(v)
it is not involved in liquidation, bankruptcy, merger, consolidation, division, reorganization, dissolution, winding-up or similar legal or administrative proceedings, nor in any events or situations that may result in the involvement into such legal or administrative proceedings;

	(vi)	it holds valid permits or licenses required by applicable PRC laws and regulations in order to carry out the Project;

(vii)
no material assets is subject to any court enforcement, attachment, detention, lien or other restrictions, nor is there any event or situation that may cause any material assets of Chinacomm subject to such restrictions;

	(viii)	it will comply with all laws and regulations and assume all liabilities with respect to the Services rendered upon its request; and

(ix)
all accounting records, vouchers, invoices, ledgers, contracts and memoranda and all other accounting documents of Chinacomm and records of all transactions thereof will be accurately and properly written up, kept and maintained in accordance with generally accepted accounting practice in the PRC and together shows a true and fair view of the affairs and financial position of Chinacomm.

9.3	Liability

If any representation made by either of the Parties under this Clause 8 proves to have been materially incorrect when made, the suffering Party shall be entitled to compensation for any related damages.

10.	CHINACOMM’ S COVENANTS

10.1	Positive Covenants

During the term of this Agreement, Chinacomm undertakes to the WFOE that it shall:

	(i)	keep its operation of business in accordance with good commercial practice;

(ii)
promptly after its awareness of the same, notify the WFOE in writing of the details of any involvement of it or any of its material assets into any litigation, arbitration or administrative proceedings, court enforcement or attachment, detention or other similar restrictions, or any events or situation which may give rise to the involvement into such proceedings or restrictions; within three (3) Business Days after its awareness of the same, specifying the effect or possible effect of such involvement and the measures it has taken or will take as remedy;

	(iii)	promptly provide the WFOE with all its financial records and any other information or document as requested;

(iv)
comply with the applicable laws and regulations to maintain its existence and its business license and to avoid any material adverse effect on (a) its business, operations, property, condition (financial or otherwise) or prospects; (b) its ability to perform its obligations hereunder; or (c) the validity or enforceability of this Agreement;

	(v)	promptly upon becoming aware of its occurrence, notify Yunji any Event of Default and the steps it has taken or will take to remedy it.

10.2	Negative Covenants

Without written consent from the WFOE, Chinacomm shall not:

	(i)	directly or indirectly engage in any business beyond the scope of business permitted in its business license;

	(ii)	proceed in liquidation, bankruptcy, dissolution, winding-up or other similar legal proceedings;

	(iii)	make any disposal to the Collaterals without prior consent of the WFOE ;

	(iv)	change its scope or general nature of business or modify its articles of association;

	(v)	enter into any amalgamation, demerger, merger or corporate reconstruction;

	(vi)	lease, transfer, assign or sale any of its material assets; and

	(vii)	create or permit to subsist any encumbrance over any of its material assets.

11.	ASSIGNMENT AND SUBCONTRACT

11.1	Assignment

A Party may assign its rights and/or obligations under this Agreement in part or in whole to a third party only with the prior consent of the other Party.

11.2	Sub-contract

Yunji may delegate or subcontract the provision of any of the Services to a third party when such delegation or sub-contracting is, in its respective judgment, appropriate and necessary for the successful completion of the Services.

Yunji shall be responsible for all the work conducted by third party. Yunji will be entitled to receive Service Fee for such Services as if it was performed by Yunji, provided that Chinacomm shall not be liable to pay any fees or disbursements to the third party providing such Services.

Yunji agrees, before contracting with any third party, it shall obtain Chinacomm’s confirmation on the choice of the third party service provider.

12.	LIMITATION OF LIABILITY AND INDEMNITY

12.1	Limitation of Liability

None of Yunji or the third party designated by Yunji shall be liable to Chinacomm for any direct or indirect loss, liability or other damages (other than those caused by gross negligence, fraud or willful misconduct), including consequential damages, arising out of the Services provided or use of any information transferred.

12.2	Indemnity

In the absence of gross negligence or fraud or wilful misconduct on the part of Yunji or its employees, Chinacomm shall hold harmless and indemnify Yunji for itself and as trustee for its employees from and against, any and all claims (and reasonable costs and expenses incurred while defending them) connected with the performance of the Services.

13.	INTELLECTUAL PROPERTY

13.1	Non-exclusive License

Drawings, specifications and other documents, including those in electronic form, prepared by Yunji are instruments of services (“Instrument of Services”) for use solely with respect to the Project. Yunji shall be deemed the author and owner of such instruments of Services and retain all intellectual property rights contained therein. Upon execution of this Agreement, Yunji grants to Chinacomm a non-exclusive license to reproduce such Instruments of Services solely for the purposes related to the Project. Any termination of this Agreement shall terminate any such license. Without prior written agreement of Yunji, Chinacomm shall not assign, sublicense or otherwise transfer any license granted herein to any other party.

13.2	Data Products and Software

All software licensed to be used by Yunji in the performance of Services is and shall remain the licensed property of Yunji. Yunji shall own exclusively the rights to any software, program, algorithm or other copyrightable material that was owned by or licensed to Yunji, regardless of the use or presence of such material in the creation of any work product or deliverable for Chinacomm.

14.	TERM AND EXTENSION

14.1	Term of this Agreement

This Agreement shall come into force upon signing, and shall continue and remain valid for thirty (30) years (“ Term” ) unless otherwise extended or terminated in accordance with this Agreement.

14.2	Extension of the Term

The Term shall be automatically extended for additional ten (10) year period(s), at Yunji’ s sole discretion, subject to sixty (60) days prior notice served by Yunji to Chinacomm before the expiry of the Term.

15.	TERMINATION

15.1	Events of Default

(a)	Each of the following events shall constitute an “Event of Default” under this Agreement:

(i)
Chinacomm fails to pay the Service Fee (or any part thereof) or any Invoice in accordance with the terms hereof, and such failure is not remedied within 90 days following the delivery of written notice thereof to Chinacomm of such failure;

	(ii)	Yunji fails to provide the Services and such failure continues for a period of 90 days following notice from Yunji to Yunji of the failure;

(iii)
A party becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against it, or if any act is done or event occurs which under the PRC laws has a similar effect to any of these acts or events;

	(iv)	Any material assets of Chinacomm is involved in any court enforcement, attachment, detention, lien, custody or similar restrictions; and

	(v)	This Agreement is or becomes invalid or illegal due to any change in applicable laws or any order from government authorities.

(b)	The election by the non-defaulting party to terminate this Agreement under Clause 15.2(b) shall not prejudice any other rights and remedies of the non-defaulting party under this Agreement or in law.

15.2	Termination

This Agreement shall terminate:

(a)	upon the mutual agreement of the Parties; or

(b)	at the election of the non-defaulting party by giving a thirty (30)-day prior notice, upon the occurrence of an Event of Default.

16.	CONFIDENTIALITY

16.1	Scope of Confidentiality

Each Party shall not disclose, during the term of this Agreement and for a period of three (3) years after termination thereof, and shall take all necessary measures to avoid the disclosure to any third party of any and all information concerning the other Party, and notably its business, products, technology or clients, as well as information regarding this Agreement, including but not limited to, the existence of this Agreement and the business contemplated under the Agreement (“Confidential Information”).

16.2	Permitted Disclosure

Either Party may disclose Confidential Information to its own employees and/or consultants, but only to the extent such disclosure is strictly necessary for the negotiation or performance of this Agreement.

Furthermore, either Party may disclose Confidential Information either (i) with the written consent of the other Party, (ii) to its agent, legal or financial advisor bound by a duty of confidentiality, (iii) obtained though other means than breach of this obligation of confidentiality; or (iv) pursuant to the order or requirement of a court, administrative agency, or regulatory body.

17.	GOVERNING LAW AND DISPUTE SETTLEMENT

17.1	Governing Law

This Agreement shall be governed and construed by the published and publicly available laws and regulations of the PRC.

17.2	Dispute Settlement

Any dispute arising from or related to this Agreement shall firstly be resolved through consultation by both parties based on the spirit of mutual understandings and friendly cooperation.

On the occurrence of a specific dispute, either party may notify the other party in writing of the existence of the dispute and its contents. If the dispute cannot be resolved through consultation within ninety (90) days of the issuance of the notice, either party may terminate the consultation and refer the dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration.

The arbitration shall be conducted in accordance with CIETAC’s arbitration rules in effect at the time of applying for arbitration. The arbitration tribunal shall consist of three (3) members. The arbitral award shall be final and binding upon the Parties. The arbitration proceedings shall be held in Beijing.

18.	MISCELLANEOUS PROVISIONS

18.1	Amendments

No modification, amendment, or other change to the Agreement or any of its Annexes will be binding on any Party unless it is made in writing and signed by both Parties.

18.2	Severability

If any provision of this Agreement or any part of an Annex shall be held or adjudged illegal, invalid or unenforceable, such provision shall not affect this Agreement or the Annex as a whole or the legality or binding effect of other provisions.

18.3	Non-waiver

No failure to exercise and no delay in exercising, on the part of either Party, of any right, power or the privilege under this Agreement nor any single or partial exercise thereof, or the exercise of any other right, power or privilege shall operate as a waiver thereof. No waiver by any Party of any of its respective rights or obligations under this Agreement shall be effective unless it is in writing.

18.4	Entire Agreement

This Agreement and the Annexes hereto constitute the entire agreement between the Parties and supersede all prior discussions, negotiations and agreements. The Annexes form an integral part hereof and have the same legal effect as this Agreement. If there is any inconsistency between the provisions of this Agreement and any of the Annexes, the provisions of this Agreement shall prevail to the extent of such inconsistency.

18.5	Notice

(i)	Any notice required to be given under this Agreement shall be in writing and may be given by personal delivery, or delivery through courier or facsimile transmission as follows:

To Yunji:	to the attention of 【 】

Address: 【 】

Telephone number: 【 】

Fax number: 【 】

To Chinacomm:	to the attention of 【 】

Address: 【 】

Telephone number: 【 】

Fax number: 【 】

(ii)
All notices and communications under this Agreement shall be deemed to be duly given or made (a) in the case of communication by letter when delivered by hand, international courier or by registered mail or (b) in the case of communication by fax when transmitted properly to such fax number.

18.6	Language

This Agreement shall be written in English and Chinese. Both Chinese and English versions shall have the same legal effect.

18.7	Execution
Each language version of this Agreement has eight duplicates, and is executed on the date first written above by the authorized representatives of the parties.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement.

Yunji Communications Technology (China) Co. Ltd.:

Signature:

Name:	Colin Tay

Title:	Co-President

CECT Chinacomm Communications Co. Ltd.: Signature:

Name:	Qiu Ping

Title:	President

ANNEX 1
LIST OF EQUIPMENTS

ANNEX 2
LIST OF COLLATERALS